Exhibit 99.1

NEWS RELEASE

Global Power ♦ 400 E Las Colinas Blvd., Suite 400 ♦ Irving, TX 75039

FOR IMMEDIATE RELEASE

Global Power Reports First and Second Quarter 2017 Financial Results and Announces New Strategic Initiative

IRVING, Texas, December 19, 2017 – Global Power Equipment Group Inc. (OTC: GLPW) (“Global Power” or the “Company”) today reported its financial results for the quarter ended March 31, 2017, and the quarter and six months ended June 30, 2017. The delay in reporting the Company’s financial results for the first half of 2017 was due to the time it took to prepare and audit the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 (the “2015 Report”), which included the restatement of certain prior period financial results and was filed on March 15, 2017, as well as the subsequent time required to file the Annual Report on Form 10-K for the year ended December 31, 2016, which was filed on September 12, 2017.

The Company also reported on its operational progress in 2017 and its current strategic initiatives.

Craig Holmes and Tracy Pagliara, Co-Presidents and Co-CEOs of Global Power, commented, “As we had previously disclosed,  financial results of the first half of 2017 reflect many of the on-going operational challenges that we have been diligently addressing. We believe we have made substantial progress in better positioning the Company for long-term success, but we recognize that these operational challenges, combined with liquidity constraints, restrict our ability to invest in our businesses.”

They added, “After having successfully divested substantially all of the operating assets and liabilities of the Mechanical Solutions segment in October of this year, we are now currently evaluating strategic alternatives for our Electrical Solutions segment. This business has great employees, customers, manufacturing capabilities, suppliers and end markets. Consequently, we believe Electrical Solutions could benefit from a new strategic partner that can provide increased liquidity and capital for the business to improve operations and pursue greater growth in its diversified end markets. This will also allow us to further reduce debt and focus efforts on enhancing our Services segment, which has recently entered into a significant joint venture and is continuing to pursue a pipeline of solid and diverse opportunities. It will also help accelerate our ongoing efforts to reduce costs in our administrative and corporate functions.”

Consolidated Results for the Six Months ended June 30, 2017 (compared with the corresponding period in 2016 unless noted otherwise)

•	Revenue was $157.9 million compared with $229.5 million, a $71.6 million decline. Items impacting revenue included:
o	The sale of various businesses and a plant closure had a combined negative impact to revenue of $21.8 million.
o

The timing of projects, as well as the decreased number and magnitude of projects, were the primary reasons for reduced revenue in both the Services and Mechanical Solutions segments.  Delays in completing projects was the primary reason for a $6.0 million decline in volume in Electrical Solutions.

•

Cost reductions and expense management helped to drive a $3.4 million, or 13.2%, decline in general and administrative expenses. These measures also reduced selling and marketing expenses by $1.5 million, or 29.2%. Restatement expenses were down $2.0 million, as the restatement of 2014 and certain prior-period financial results was completed in March 2017.

•	The $0.8 million reduction in interest expense was the result of a lower average debt balance.
•

The income tax benefit was mainly related to a $2.2 million decrease in indefinite-lived intangible deferred tax liabilities resulting from the disposition of Hetsco, Inc., a wholly owned subsidiary (“Hetsco”).

Global Power Reports First and Second Quarter 2017 Financial Results and Announces New Strategic Initiative

December 19, 2017

•	Net loss was $31.7 million, or $1.81 per share.
•	At the end of the period, backlog was $215.5 million, of which $122.8 million, or 57.0%, was related to the Services segment.

Focused on Execution in First Half 2017

•	In January, the Company sold the stock of Hetsco, to Chart Industries, Inc. (NASDAQ: GTLS) for net proceeds of $20.2 million.
•	In March, Global Power completed the restatement of 2014 and certain prior-period financial results and filed the 2015 Report.
•

In June, the Company secured a $45.0 million senior secured term loan, which matures in December 2021, and used part of the proceeds to repay in full all outstanding loans and obligations under the Company’s previous credit agreement.

Business Segment Review for the Three Months Ended March 31, 2017 (compared with the corresponding period in 2016 unless noted otherwise)

Services segment:

•

Services revenue of $41.2 million was down $27.5 million due primarily to completion in 2016 of construction and support services for the restart of a new build nuclear reactor that contributed $19.8 million in revenue for the prior-year period. Also, approximately $3.1 million of the decline was related to the sale of Hetsco.

•

Services operating loss was $9.2 million, a $12.8 million decrease, due primarily to $13.1 million of costs recognized to reflect estimated losses on several large non-recurring fixed-price contracts under which Services performed change orders in the interest of keeping projects on track that are currently in dispute with the customer. In such cases, the costs are recognized when incurred, but revenue recognition is deferred subject to the resolution of the dispute. No estimated losses on contracts were recorded in the first quarter of 2016.

Electrical Solutions segment:

•	Revenue for the segment was $13.5 million, a $4.1 million decline, mostly as the result of the closure of the Chattanooga facility, which led to the loss of a major customer.
•	Electrical Solutions operating loss increased $1.3 million to $4.0 million due primarily to a $1.8 million increase in estimated losses on certain contracts.

Mechanical Solutions segment:

•	Revenue was $16.7 million, down $19.7 million as the segment had declining demand for its products and was not able to replace projects.
•

Despite measurable cost reduction efforts, the significant reduction in revenue was the primary cause of Mechanical Solutions’ $0.2 million operating loss compared with $1.5 million of operating income in the prior-year period.

Business Segment Review for the Three Months Ended June 30, 2017 (compared with the corresponding period in 2016 unless noted otherwise)

Services segment:

•

Services revenue increased $2.2 million as the timing of a customer-scheduled nuclear facility outage more than offset the impact of the sale of Hetsco and completion of significant work in 2016 associated with the restart of a new build nuclear plant. Services revenue was up $16.7 million compared with the first quarter of 2017, given the impact of the timing of outage work.

•

Operating income for the segment was $3.1 million compared with an operating loss of $8.7 million in the second quarter of 2016. The $11.8 million increase was largely due to the non-recurrence of an $8.2 million loss related to net assets held for sale for Hetsco that was recognized in the prior-year period, a $2.6 million reduction of loss contract charges and a $0.7 million reduction in operating expenses from the reorganization of the Williams business unit.

Global Power Reports First and Second Quarter 2017 Financial Results and Announces New Strategic Initiative

December 19, 2017

•

Backlog at the end of the period was $122.8 million compared with $138.6 million at the end of 2016. Approximately $18.3 million of the decline in Services backlog was due to the completion of the spring outage work related to a maintenance and modification contract.

Electrical Solutions segment:

•

Revenue was $10.5 million in the quarter, down from $22.2 million in the second quarter of 2016. The decline was primarily related to the Chattanooga plant closure, which had a $5.5 million negative impact, and lower production volume due to delays in project completion. This had a $6.2 million negative impact on revenue.

•

Operating loss increased to $4.3 million compared with $0.5 million in the prior-year period due to the significant revenue decline and resulting $2.0 million decrease in gross profit. Additionally, estimated losses on certain contracts increased $2.0 million. The losses were the result of incurring liquidated damages from missed delivery dates and operating inefficiencies, primarily in the Houston facility.

•	Electrical Solutions backlog at June 30, 2017 increased $3.7 million from December 31, 2016 due to delays in production and shipments.

Mechanical Solutions segment:

•	Revenue was $17.9 million, down $10.9 million, as the segment had declining demand for its products and was not able to replace projects.
•

Operating loss was $0.2 million compared with $1.8 million in the prior-year period, due primarily to an increase in gross profit of $1.1 million due to $2.0 million of loss contract accruals that were recorded in the same period of the prior year and measurable cost reduction efforts, offset by the significant reduction in revenue.

•	Mechanical Solutions backlog at June 30, 2017 was $33.1 million, a $4.7 million decline from December 31, 2016.

Creating Liquidity; Driving Operational and Organizational Progress

Messrs. Holmes and Pagliara noted, “The hard work and dedicated effort of our employees resulted in a great number of accomplishments in 2017. We recognize that more work remains to address significant operational and liquidity issues,  and we are defining a path to alleviate these challenges.”

Successful efforts in second half of 2017 include the following:

•	Sold the Mechanical Solutions segment and its related Mexico facility and equipment for total net proceeds of $44.5 million.
•

With proceeds from the sale of Mechanical Solutions, the Company reduced debt by $35.9 million in October 2017, including full repayment of a $10.0 million first-out term loan from August 2017, which enables the Company to avoid an increase in the facility’s payable-in-kind interest rate in 2018.

•	Realigned and strengthened management team within Electrical Solutions by adding experienced industry personnel in key operational leadership positions.
•

Initiated the process for the evaluation of strategic alternatives for Electrical Solutions segment, which could provide liquidity, pay down additional debt and provide the segment with increased investment capital.

•

Formed joint venture between Services business and prime construction contractor to supply craft labor for the new nuclear power plant construction at Plant Vogtle Units 3 &  4. The Services segment will also provide supervision and ancillary support services to the joint venture. The segment is well-positioned for a variety of potential multi-year, multi-discipline projects including, for example, site coatings, insulation and perimeter security. Later this month, the Georgia Public Service Commission is expected to issue final approval or denial related to continued construction at Plant Vogtle Units 3 & 4.

•	Awarded new nuclear and fossil-power contracts by long-standing customers of the Services segment.
•

Negotiated receipt of $6.4 million of outstanding receivables for pre-petition services rendered to a customer that filed for bankruptcy protection.  Expect  to be paid for the remaining $2.3 million in outstanding pre-petition receivables as well.

Global Power Reports First and Second Quarter 2017 Financial Results and Announces New Strategic Initiative

December 19, 2017

•

Became more current in the filing of our financial reports with the Securities and Exchange Commission, including filing the comprehensive Annual Report on Form 10-K for the year ended December 31, 2016 and the quarterly reports on Form 10-Q for the first and second quarters of 2017.

Planned efforts for facilitating improved performance in 2018 and beyond include the following:

•

Seek a new asset-based lending facility, which would provide additional liquidity through new borrowings, the release of restricted cash that is currently collateral for standby letters of credit and the ability to issue new standby letters of credit.

•	Expand decommissioning business by leveraging nuclear experience and capabilities, developing partnerships and pursuing new opportunities in this large and growing market.
•	Work toward a diversified pipeline of opportunities to compete in transmission and distribution, oil and gas and petrochemical markets and consider potential market expansion opportunities in Canada.
•	Seek to refinance the term-loan debt pending a successful conclusion of the Electrical Solutions strategic alternatives process.
•	Focus on improving days sales outstanding and days payable outstanding.
•	Aggressively continue to reduce corporate and other operating costs.
•	Become current with the SEC by filing the annual report on Form 10-K for the year ended December 31, 2017 by April 2, 2018.

Liquidity Update

As of December 14, 2017, the Company had $15.4 million in cash and equivalents on-hand, including $11.8 million in restricted cash, and had an outstanding gross debt balance of approximately $25.1 million.

For the six months ended June 30, 2017, the Company had negative cash flow from operations of $5.8 million. Since June 2017, the Company’s liquidity has remained very constrained as a result of continued losses, inconsistent cash flows from operations and the inability to borrow additional amounts for short-term working capital needs or issue additional standby letters of credit. Management continues to assess and implement steps in its liquidity plan.

Update on Financial Reporting for 2017

The Company expects to file its quarterly report on Form 10-Q for the three and nine months ended September 30, 2017 during January 2018 and its annual report on Form 10-K for the year ended December 31, 2017 by the filing deadline on April 2, 2018.

Webcast and Teleconference

The Company will host a conference call on Wednesday, December 20, 2017, at 10:00 a.m. Eastern time (9:00 a.m. Central). A webcast of the call and an accompanying slide presentation will be available at www.globalpower.com. To access the conference call by telephone, listeners should dial 201-493-6780.

An audio replay of the call will be available from 1:00 p.m. Eastern time  (12:00 p.m. Central) on the day of the teleconference until the end of day on January 3, 2018. To listen to the audio replay, dial 412-317-6671 and enter conference ID number 13674323.  Alternatively, you may access the webcast replay at http://ir.globalpower.com/, where a transcript will be posted once available.

About Global Power

Global Power is a design, engineering and manufacturing firm providing a broad array of equipment and services to the global power infrastructure, energy and process industries.

Additional information about Global Power can be found on its website:  www.globalpower.com.

Global Power Reports First and Second Quarter 2017 Financial Results and Announces New Strategic Initiative

December 19, 2017

Forward-looking Statement Disclaimer
This press release contains “forward-looking statements” within the meaning of the term set forth in the Private Securities Litigation Reform Act of 1995. The forward-looking statements include statements or expectations regarding the Company’s ability to comply with the terms of its debt instruments, the timing and the Company’s ability to file its remaining 2017 financial results and regain SEC reporting compliance, if at all, the timing or outcome of its strategic alternative initiatives with its Electrical Solutions segment, the expected timing of shipments and other related matters. These statements reflect our current views of future events and financial performance and are subject to a number of risks and uncertainties, including our ability to comply with the terms of our credit facility and enter into new lending facilities and access letters of credit and to remain as a publicly reporting entity pursuant to Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Our actual results, performance or achievements may differ materially from those expressed or implied in the forward-looking statements. Additional risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, decreased demand for new gas turbine power plants, reduced demand for, or increased regulation of, nuclear power, loss of any of our major customers, whether pursuant to the loss of pending or future bids for either new business or an extension of existing business, termination of customer or vendor relationships, cost increases and project cost overruns, unforeseen schedule delays, poor performance by our subcontractors, cancellation of projects, competition for the sale of our products and services, including competitors being awarded business by our customers that we previously provided, shortages in, or increases in prices for, energy and materials such as steel that we use to manufacture our products, damage to our reputation, warranty or product liability claims, increased exposure to environmental or other liabilities, failure to comply with various laws and regulations, failure to attract and retain highly-qualified personnel, loss of customer relationships with critical personnel, effective integration of acquisitions, volatility of our stock price, deterioration or uncertainty of credit markets, changes in the economic and social and political conditions in the United States and other countries in which we operate, including fluctuations in foreign currency exchange rates, the banking environment or monetary policy, and any suspension of our continued reporting obligations under the Exchange Act.

Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in our filings with the SEC, including the section of the 2016 10-K titled “Risk Factors.” Any forward-looking statement speaks only as of the date of this press release. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and we caution you not to rely upon them unduly.

Investor Relations Contact:
Deborah K. Pawlowski
Kei Advisors LLC
(716) 843-3908
dpawlowski@keiadvisors.com

Financial Tables Follow.

Global Power Reports First and Second Quarter 2017 Financial Results and Announces New Strategic Initiative

December 19, 2017

GLOBAL POWER EQUIPMENT GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended March 31,		Three Months Ended June 30,
($ in thousands, except share and per share amounts)	2017	2016	2017	2016
Revenue
Services	$41,232	$68,729	$57,981	$55,809
Electrical Solutions	13,547	17,637	10,532	22,202
Mechanical Solutions	16,678	36,356	17,901	28,776
Total revenue	71,457	122,722	86,414	106,787
Cost of revenue
Services	47,187	59,125	51,227	50,345
Electrical Solutions	15,170	17,654	12,560	20,223
Mechanical Solutions	13,530	31,132	14,963	26,933
Total cost of revenue	75,887	107,911	78,750	97,501
Gross profit	(4,430)	14,811	7,664	9,286
Gross margin	(6.2)%	12.1%	8.9%	8.7%

Selling and marketing expenses	1,836	2,578	1,858	2,639
General and administrative expenses	11,223	13,059	11,107	12,652
Restatement expenses	1,720	2,913	713	1,542
(Gain) loss on sale of business and net assets held for sale	(239)	—	—	8,193
Depreciation and amortization expense(1)	1,274	2,216	1,228	2,193
Total operating expenses	15,814	20,766	14,906	27,219
Operating loss	(20,244)	(5,955)	(7,242)	(17,933)
Operating margin	(28.3)%	(4.9)%	(8.4)%	(16.8)%

Interest expense, net	1,708	2,660	2,108	1,997
Foreign currency gain	156	308	301	(129)
Other expense, net	(1)	(5)	1	64
Total other expenses (income), net	1,863	2,963	2,410	1,932

Loss before income tax	(22,107)	(8,918)	(9,652)	(19,865)
Income tax expense (benefit)	(636)	867	541	247

Net loss	$(21,471)	$(9,785)	$(10,193)	$(20,112)

Loss per common share - basic and diluted	$(1.23)	$(0.57)	$(0.58)	$(1.16)
Weighted average common shares outstanding - basic and diluted	17,470,817	17,223,901	17,551,664	17,338,255

(1)

Excludes depreciation and amortization for the three months ended March 31, 2017 and 2016 of $0.3 million and $0.6 million, respectively, and for the three months ended June 30, 2017 and 2016 of $0.4 million and $0.6 million, respectively included in cost of revenue.

Global Power Reports First and Second Quarter 2017 Financial Results and Announces New Strategic Initiative

December 19, 2017

GLOBAL POWER EQUIPMENT GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Six Months Ended June 30,
($ in thousands, except share and per share amounts)	2017	2016
Revenue
Services	$99,213	$124,538
Electrical Solutions	24,079	39,839
Mechanical Solutions	34,579	65,132
Total revenue	157,871	229,509
Cost of revenue
Services	98,414	109,470
Electrical Solutions	27,730	37,877
Mechanical Solutions	28,493	58,065
Total cost of revenue	154,637	205,412
Gross profit	3,234	24,097
Gross margin	2.0%	10.5%

Selling and marketing expenses	3,694	5,217
General and administrative expenses	22,330	25,711
Restatement expenses	2,433	4,455
(Gain) loss on sale of business and net assets held for sale	(239)	8,193
Depreciation and amortization expense(1)	2,502	4,409
Total operating expenses	30,720	47,985
Operating loss	(27,486)	(23,888)
Operating margin	(17.4)%	(10.4)%

Interest expense, net	3,816	4,657
Foreign currency gain	457	179
Other expense, net	—	59
Total other expenses (income), net	4,273	4,895

Loss before income tax	(31,759)	(28,783)
Income tax expense (benefit)	(95)	1,114

Net loss	$(31,664)	$(29,897)

Loss per common share - basic and diluted	$(1.81)	$(1.73)
Weighted average common shares outstanding - basic and diluted	17,511,232	17,280,866

(1)	Excludes depreciation and amortization for the six months ended June 30, 2017 and 2016 of $0.7 million and $1.2 million, respectively, included in cost of revenue.

Global Power Reports First and Second Quarter 2017 Financial Results and Announces New Strategic Initiative

December 19, 2017

GLOBAL POWER EQUIPMENT GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31,	June 30,	December 31,
($ in thousands, except share and per share amounts)	2017	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$6,544	$8,509	$2,805
Restricted cash	11,588	14,685	8,765
Accounts receivable, net of allowance of $1,545, $1,636 and $1,634, respectively	52,315	55,776	59,280
Inventories:
Raw material	4,313	4,872	4,210
Finished goods	629	753	699
Inventory reserve	(1,024)	(1,070)	(981)
Costs and estimated earnings in excess of billings	47,963	47,948	52,696
Assets held for sale	—	—	22,832
Other current assets	7,544	6,189	7,936
Total current assets	129,872	137,662	158,242

Property, plant and equipment, net	12,300	11,819	12,596
Goodwill	36,456	36,456	36,456
Intangible assets, net	24,129	23,457	24,801
Other long-term assets	754	641	747
Total assets	$203,511	$210,035	$232,842

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$22,182	$19,868	$19,076
Accrued compensation and benefits	16,320	12,146	10,640
Billings in excess of costs and estimated earnings	9,432	11,977	6,754
Accrued warranties	5,411	4,572	5,806
Liabilities related to assets held for sale	—	—	1,151
Other current liabilities	34,932	36,231	33,915
Total current liabilities	88,277	84,794	77,342
Long-term debt	25,873	43,500	45,341
Deferred tax liabilities	14,465	15,264	15,499
Other long-term liabilities	8,091	7,742	7,526
Total liabilities	136,706	151,300	145,708
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 170,000,000 shares authorized and 18,916,983, 18,947,127 and 18,855,409 shares issued, respectively, and 17,565,465, 17,587,751 and 17,485,941 shares outstanding, respectively	189	189	188
Paid-in capital	77,463	78,079	76,708
Accumulated other comprehensive income	(8,924)	(7,417)	(9,513)
Retained earnings	(1,910)	(12,103)	19,764
Treasury stock, at par (1,351,518, 1,359,376 and 1,369,468 common shares, respectively)	(13)	(13)	(13)
Total stockholders’ equity	66,805	58,735	87,134
Total liabilities and stockholders’ equity	$203,511	$210,035	$232,842

Global Power Reports First and Second Quarter 2017 Financial Results and Announces New Strategic Initiative

December 19, 2017

GLOBAL POWER EQUIPMENT GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months ended March 31,		Six Months ended June 30,
(in thousands)	2017	2016	2017	2016
Operating activities:
Net loss	$(21,471)	$(9,785)	$(31,664)	$(29,897)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Deferred income tax expense (benefit)	(1,034)	247	(234)	465
Depreciation and amortization on plant, property and equipment and intangible assets	1,607	2,834	3,170	5,638
Amortization of deferred financing costs	35	59	81	116
Loss on disposals of property, plant and equipment	30	39	45	39
(Gain) loss on sale of business and net assets held for sale	(239)	—	(239)	8,193
Bad debt expense	(51)	23	(9)	(233)
Stock-based compensation	1,006	790	1,858	1,366
Payable-in-kind interest	78	—	531	—
Changes in operating assets and liabilities, net of business sold:
Accounts receivable	6,548	30,895	3,974	17,624
Inventories	42	(1,139)	(508)	(250)
Costs and estimated earnings in excess of billings	5,634	(21,941)	6,553	(11,749)
Other current assets	4,432	(2,005)	5,940	(132)
Other assets	480	219	244	145
Accounts payable	3,008	(6,083)	446	(2,365)
Accrued and other liabilities	4,065	6,174	168	6,744
Accrued warranties	(404)	(160)	(1,251)	(1,423)
Billings in excess of costs and estimated earnings	2,596	305	5,136	(4,538)
Net cash provided by (used in) operating activities	6,362	472	(5,759)	(10,257)
Investing activities:
Proceeds from sale of business, net of restricted cash and transaction costs	20,206	—	20,206	—
Net transfers of restricted cash	(2,815)	(175)	(2,608)	(3,129)
Proceeds from sale of property, plant and equipment	14	44	14	5
Purchase of property, plant and equipment	(301)	(425)	(583)	(508)
Net cash provided by (used in) investing activities	17,104	(556)	17,029	(3,632)
Financing activities:
Repurchase of stock-based awards for payment of statutory taxes due on stock-based compensation	(185)	(110)	(223)	(153)
Debt issuance costs	(57)	—	(1,704)	—
Dividends paid	(9)	—	(9)	—
Proceeds from long-term debt	83,100	—	161,599	—
Payments of long-term debt	(102,647)	(500)	(165,515)	(1,000)
Net cash provided by (used in) financing activities	(19,798)	(610)	(5,852)	(1,153)
Effect of exchange rate changes on cash	71	275	286	219
Net change in cash and cash equivalents	3,739	(419)	5,704	(14,823)
Cash and cash equivalents, beginning of year	2,805	22,239	2,805	22,239
Cash and cash equivalents, end of quarter	$6,544	$21,820	$8,509	$7,416

Supplemental Disclosures:
Cash paid for interest	$1,863	$1,697	$3,416	$3,343
Cash paid for income taxes, net of refunds	$86	$229	$992	$789
Noncash repayment of revolving credit facility	$—	—	$(36,224)	—
Noncash upfront fee related to senior secured term loan facility	$—	—	$(3,150)	—

Global Power Reports First and Second Quarter 2017 Financial Results and Announces New Strategic Initiative

December 19, 2017

GLOBAL POWER EQUIPMENT GROUP INC.

SEGMENT DATA (UNAUDITED)

	Three Months Ended March 31, 2017
($ in thousands)	Services	Electrical Solutions	Mechanical Solutions	Corporate	Consolidated
Revenue	$41,232	$13,547	$16,678	$—	$71,457
Gross profit	$(5,955)	$(1,623)	$3,148	$—	$(4,430)
Gross margin	(14.4)%	(12.0)%	18.9%	—	(6.2)%
Operating loss	$(9,206)	$(4,024)	$(235)	$(6,779)	$(20,244)
Operating margin	(22.3)%	(29.7)%	(1.4)%	—	(28.3)%

	Three Months Ended June 30, 2017
($ in thousands)	Services	Electrical Solutions	Mechanical Solutions	Corporate	Consolidated
Revenue	$57,981	$10,532	$17,901	$—	$86,414
Gross profit	$6,754	$(2,028)	$2,938	$—	$7,664
Gross margin	11.6%	(19.3)%	16.4%	—	8.9%
Operating income (loss)	$3,085	$(4,313)	$(207)	$(5,807)	$(7,242)
Operating margin	5.3%	(41.0)%	(1.2)%	—	(8.4)%

	Six Months Ended June 30, 2017
($ in thousands)	Services	Electrical Solutions	Mechanical Solutions	Corporate	Consolidated
Revenue	$99,213	$24,079	$34,579	$—	$157,871
Gross profit	$799	$(3,651)	$6,086	$—	$3,234
Gross margin	0.8%	(15.2)%	17.6%	—	2.0%
Operating loss	$(6,121)	$(8,337)	$(442)	$(12,586)	$(27,486)
Operating margin	(6.2)%	(34.6)%	(1.3)%	—	(17.4)%

CONSOLIDATED BACKLOG (UNAUDITED)

	June 30,	March 31,	December 31,
(in thousands)	2017	2017	2016
Services	$122,778	$149,474	$138,567
Electrical Solutions	59,622	52,469	55,891
Mechanical Solutions	33,100	36,894	37,792
Total	$215,500	$238,837	$232,250
•	Services backlog as of June 30, 2017 decreased $15.8 million from December 31, 2016 due primarily to the completion of the spring outage work at the Columbia Generating Station.
•

Electrical Solutions backlog as of June 30, 2017 increased $3.7 million from December 31, 2016 due to a delay in the production of multiple large control house projects that were originally expected to ship during the second quarter of 2017.

•

Mechanical Solutions backlog as of June 30, 2017 decreased $4.7 million from December 31, 2017 due to a slowdown in diverter product line orders with one of our key original equipment manufacturer customers in 2017.

Global Power Reports First and Second Quarter 2017 Financial Results and Announces New Strategic Initiative

December 19, 2017

GLOBAL POWER EQUIPMENT GROUP INC.

NON-GAAP FINANCIAL MEASURE (UNAUDITED)

This press release contains financial measures not derived in accordance with accounting principles generally accepted in the United States (“GAAP”). A reconciliation to the most comparable GAAP measure is provided below.

ADJUSTED EBITDA CONSOLIDATED

	Three Months Ended March 31,		Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2017	2016	2017	2016	2017	2016
Net loss	$(21,471)	$(9,785)	$(10,193)	$(20,112)	$(31,664)	$(29,897)
Add back:
Depreciation and amortization expense	1,607	2,834	1,563	2,804	3,170	5,638
Loss on sale of business and net assets held for sale	(239)	—	—	8,193	(239)	8,193
Interest expense, net	1,708	2,660	2,108	1,997	3,816	4,657
Restatement expenses	1,720	2,913	713	1,542	2,433	4,455
Stock-based compensation	1,006	790	852	576	1,858	1,366
Income tax expense (benefit)	(636)	867	541	247	(95)	1,114
Bank restructuring costs	200	—	150	—	350	—
Severance costs	251	46	648	496	899	542
Asset disposition costs	36	203	208	259	244	462
Franchise taxes	94	122	95	125	189	247
Foreign currency (gain) loss	156	308	301	(129)	457	179
Adjusted EBITDA	$(15,568)	$958	$(3,014)	$(4,002)	$(18,582)	$(3,044)

ADJUSTED EBITDA BY SEGMENT

	Three Months Ended March 31,		Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2017	2016	2017	2016	2017	2016
Services	$(9,354)	$4,513	$3,399	$471	$(5,955)	$4,984
Electrical Solutions	(3,009)	(1,479)	(3,273)	656	(6,282)	(823)
Mechanical Solutions	445	2,289	752	(879)	1,197	1,410
Corporate	(3,650)	(4,365)	(3,892)	(4,250)	(7,542)	(8,615)
Adjusted EBITDA	$(15,568)	$958	$(3,014)	$(4,002)	$(18,582)	$(3,044)

Adjusted EBITDA is not calculated through the application of GAAP and is not the required form of disclosure by the U.S. Securities and Exchange Commission. Adjusted EBITDA is the sum of our net loss before interest expense, net and income tax (benefit) expense and unusual gains or charges. It also excludes non-cash charges such as depreciation and amortization. The Company’s management believes adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare the performance of its core operations from period to period by removing the impact of the capital structure (interest), tangible and intangible asset base (depreciation and amortization), taxes and unusual gains or charges (foreign currency gain, stock-based compensation, restatement expenses, asset disposition costs, loss on sale of business and net assets held for sale, bank restructuring costs and severance costs), which are not always commensurate with the reporting period in which such items are included. Global Power’s credit facility also contains ratios based on EBITDA. Adjusted EBITDA should not be considered an alternative to net income or as a better measure of liquidity than net cash flows from operating activities, as determined by GAAP, and therefore, should not be used in isolation from, but in conjunction with, the GAAP measures. The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.